EXHIBIT 99.1

Starbucks Contact, Investor Relations:	Starbucks Contact, Media:
Mary Ellen Fukuhara	Audrey Lincoff
206-318-4025	206-447-7950 ext. 52690

Starbucks Announces Record Fourth Quarter and Fiscal Year End 2004 Results
Consolidated Net Revenues Exceed $5 Billion for the Year
Fiscal 2004 Marks First Year of Double Digit Comparable Store Sales Increase in More than a Decade
Innovation & Continued Rapid Growth Lead to Strong FY 2004 Performance & Bode Well for Fiscal 2005

SEATTLE; November 10, 2004 – Starbucks Corporation (Nasdaq: SBUX) today announced revenues and earnings for its fiscal fourth quarter and fiscal year ended October 3, 2004, which included 14 weeks and 53 weeks, respectively. The fiscal fourth quarter and fiscal year ended September 28, 2003, included 13 weeks and 52 weeks, respectively.

For the 14 weeks ended October 3, 2004, consolidated net revenues increased 34 percent to $1.5 billion from $1.1 billion for the corresponding period of fiscal 2003. Net revenues increased 25 percent when calculated on a comparative 13-week basis for both fiscal 2004 and 2003. Net earnings for the 14 weeks ended October 3, 2004, increased 49 percent to $103 million from $70 million for the corresponding 13-week period of fiscal 2003. Diluted earnings per share were $0.25 for the 14 weeks ended October 3, 2004, compared to $0.17 per share for the corresponding 13-week period of fiscal 2003.

For the 53-week fiscal year ended October 3, 2004, consolidated net revenues increased 30 percent to $5.3 billion from $4.1 billion for fiscal 2003. Net revenues increased 27 percent when calculated on a comparative 52-week basis for both fiscal 2004 and 2003. Net earnings for fiscal 2004 increased 46 percent to $392 million from $268 million for fiscal 2003. Diluted earnings per share were $0.95 for fiscal 2004, compared to $0.67 per share for fiscal 2003. For the 14 weeks and 53 weeks ended October 3, 2004, diluted earnings per share included an estimated $0.03 per share benefit from the extra week in fiscal September 2004.

“Fiscal 2004 has been an amazing year of outstanding performance throughout our business,” stated Howard Schultz, chairman. “Our aggressive global store expansion, innovation ranging from food and beverage to music and execution of new and expanded agreements for licensing, grocery and foodservice all contributed to our results. We look forward to building on this momentum in fiscal 2005.”

“We achieved remarkable financial results during fiscal 2004,” stated Orin Smith, president and ceo. “In addition to posting the first year of double digit comparable store sales increase in more than a decade – a particularly notable accomplishment when considering the size of our Company-operated business, we also reported earnings per share of $0.95 for fiscal 2004, a full $0.10 above the high end of our original target announced in July of 2003.”

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“We are very excited about the upcoming holiday season and believe our comprehensive promotion will enable us to continue our strong momentum,” stated Jim Donald, ceo designate. “Our stores, together with our exciting food and beverage line-up, will provide a respite for our customers during this busy season. Additionally, our promotion includes a great variety of relevant gifting options for holiday shoppers.”

Consolidated Financial and Operating Summary

Company-operated retail revenues increased 33 percent to $1.2 billion for the 14 weeks ended October 3, 2004, from $913 million for the corresponding period of fiscal 2003. Excluding the impact of the extra week in 2004, Company-operated retail revenues increased 24 percent to $1.1 billion. The increase was primarily attributable to the opening of 634 new Company-operated retail stores in the last 12 months and comparable store sales growth of nine percent for the quarter. The increase in comparable store sales was due to an increase of eight percent in the number of customer transactions and a one percent increase in the average value per transaction. Comparable store sales percentages were calculated excluding the sixth week of fiscal September 2004.

Specialty revenues increased 40 percent to $235 million for the 14 weeks ended October 3, 2004, compared to $168 million for the corresponding period of fiscal 2003. Licensing revenues increased 45 percent to $165 million due to higher product sales and royalty revenues from opening 710 new licensed retail stores in the last 12 months and growth in the licensed grocery and warehouse club business. Foodservice and other revenues increased 30 percent to $70 million primarily due to growth in new and existing foodservice accounts. Excluding the impact of the extra week in 2004, total specialty revenues increased 30 percent to $218 million.

Cost of sales and related occupancy costs increased to 42.4 percent of total net revenues for the 14 weeks ended October 3, 2004, compared to 41.5 percent in the corresponding 13-week period of fiscal 2003, primarily due to higher dairy and green coffee commodity costs. The Company gained leverage from occupancy costs, which are largely fixed expenses, due to the extra sales week in fiscal September 2004.

Store operating expenses as a percentage of Company-operated retail revenues increased to 41.9 percent for the 14 weeks ended October 3, 2004, from 40.6 percent for the corresponding period of fiscal 2003, primarily due to higher payroll-related expenditures and costs for maintaining retail stores and equipment due to sustained high traffic levels.

Other operating expenses (expenses associated with the Company’s specialty operations) decreased to 18.3 percent of total specialty revenues for the 14 weeks ended October 3, 2004, compared to 22.4 percent in the corresponding period of fiscal 2003. The decrease was primarily due to leverage gained on payroll-related expenditures distributed over an expanded revenue base.

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Depreciation and amortization expenses increased to $71.6 million for the 14 weeks ended October 3, 2004, compared to $62.7 million for the corresponding period of fiscal 2003. The increase was primarily due to the opening of 634 new Company-operated retail stores in the last 12 months and higher depreciation expenses associated with shortened estimated useful lives of equipment deployed in the Company’s foodservice operations. As a percentage of total net revenues, depreciation and amortization expenses decreased to 4.9 percent for the 14 weeks ended October 3, 2004, from 5.8 percent for the corresponding 13-week period of fiscal 2003, primarily due to the leverage of fixed depreciation expenses from the extra sales week in 2004.

General and administrative expenses increased to $80.5 million for the 14 weeks ended October 3, 2004, compared to $65.9 million for the corresponding period of fiscal 2003, primarily due to additional employees to support planned acceleration of retail store growth. As a percentage of total net revenues, general and administrative expenses decreased to 5.5 percent for the 14 weeks ended October 3, 2004, from 6.1 percent for the corresponding period of fiscal 2003.

Income from equity investees increased $7.1 million to $24.5 million for the 14 weeks ended October 3, 2004, from $17.4 million for the corresponding period of fiscal 2003. The increase was primarily due to volume driven operating results for the North America Coffee Partnership, which produces bottled Frappuccino® and Starbucks DoubleShot® coffee drinks, and improved profitability of Starbucks Japan.

Operating income increased 39 percent to $156.3 million for the 14 weeks ended October 3, 2004, compared to $112.4 million for the corresponding 13-week period of fiscal 2003. Operating margin increased to 10.7 percent of total net revenues for the 14 weeks ended October 3, 2004, compared to 10.4 percent for the corresponding period of fiscal 2003, primarily due to leverage gained from the additional sales week in the fourth quarter this year compared to last year.

Interest and other income increased to $2.8 million for the 14 weeks ended October 3, 2004, from $0.8 million in the corresponding period of fiscal 2003, primarily due to higher interest income earned on cash and liquid investment balances.

Income taxes for the 14 weeks ended October 3, 2004, resulted in an effective tax rate of 35.0 percent, compared to 38.5 percent in the corresponding period of fiscal 2003, and a full year 2004 effective tax rate of 37.2 percent. The lower effective tax rate was primarily due to improved operating results as fewer non-deductible losses were generated from international markets, which are in various phases of development.

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Fiscal 2005 Targets

Looking ahead, Starbucks provided additional detail on current fiscal 2005 targets:

•	The Company expects to open approximately 1,500 new stores on a global basis in fiscal 2005. In the United States, Starbucks plans to open approximately 550 Company-operated locations and 525 licensed locations. In International markets, Starbucks plans to open approximately 100 Company-operated stores and 325 licensed stores;

•	Starbucks is targeting total net revenue growth of approximately 20 percent, excluding the impact of the 53rd week in fiscal 2004;

•	As the Company stated on July 21, 2004 when introducing its fiscal 2005 targets, business performance may again result in comparable store sales growth during fiscal 2005 exceeding the Company’s longer term three to seven percent target range;

•	Starbucks is targeting earnings per share of $1.12 to $1.15 for fiscal 2005, excluding any potential impact from the expensing of stock options. The earnings per share target range equates to 22 to 25 percent growth over $0.92 per share in fiscal 2004, which is the Company’s reported earnings per share adjusted for the estimated $0.03 impact of the 53rd week;

•	The Company expects quarterly earnings per share growth rates to be in the 20 to 25 percent range;

•	The effective tax rate is targeted to be 37.5 percent, and;

•	Capital expenditures are expected to be in the range of $600 to $650 million in fiscal 2005.

The Company’s consolidated financial statements, operating segment results, and other additional information have been provided on the following pages in accordance with current period classifications, and should be reviewed in conjunction with this press release. Please refer to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on December 23, 2003, for additional information regarding reclassifications within operating expenses.

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STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS

(unaudited)

	Fiscal quarter ended			Fiscal quarter ended
	October 3,	September 28,		October 3,	September 28,
	2004	2003	%	2004	2003
	(14 weeks)	(13 weeks)	Change	(14 weeks)	(13 weeks)
	(in thousands, except per share data)			As a % of total net revenues (unless otherwise indicated)
Net revenues:
Company-operated retail	$1,218,347	$913,067	33.4%	83.8%	84.5%
Specialty:
Licensing	164,761	113,970	44.6%	11.4%	10.5%
Foodservice and other	70,189	53,977	30.0%	4.8%	5.0%

Total specialty	234,950	167,947	39.9%	16.2%	15.5%

Total net revenues	1,453,297	1,081,014	34.4%	100.0%	100.0%

Cost of sales and related occupancy costs	616,120	448,960		42.4%	41.5%
Store operating expenses	510,342	370,884		(a)41.9%	(a)40.6%
Other operating expenses	42,889	37,561		(b)18.3%	(b)22.4%
Depreciation and amortization expenses	71,645	62,697		4.9%	5.8%
General and administrative expenses	80,537	65,947		5.5%	6.1%

Subtotal operating expenses	1,321,533	986,049

Income from equity investees	24,505	17,401		1.7%	1.6%

Operating income	156,269	112,366	39.1%	10.7%	10.4%
Interest and other income, net	2,823	772		0.2%	0.1%

Earnings before income taxes	159,092	113,138	40.6%	10.9%	10.5%
Income taxes(c)	55,720	43,542		3.8%	4.1%

Net earnings	$103,372	$69,596	48.5%	7.1%	6.4%

Net earnings per common share - diluted	$0.25	$0.17

Weighted average shares outstanding - diluted	413,377	404,500

(a)	Calculated as a percentage of Company-operated retail revenues.

(b)	Calculated as a percentage of total specialty revenues.

(c)	The effective tax rates for the 14 weeks ended October 3, 2004, and the 13 weeks ended September 28, 2003, were 35.0 percent and 38.5 percent for the respective periods.

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STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS

(unaudited)

	Fiscal year ended			Fiscal year ended
	October 3,	September 28,		October 3,	September 28,
	2004	2003	%	2004	2003
	(53 weeks)	(52 weeks)	Change	(53 weeks)	(52 weeks)
	(in thousands, except per share data)			As a % of total net revenues (unless otherwise indicated)
Net revenues:
Company-operated retail	$4,457,378	$3,449,624	29.2%	84.2%	84.6%
Specialty:
Licensing	565,798	409,551	38.2%	10.7%	10.1%
Foodservice and other	271,071	216,347	25.3%	5.1%	5.3%

Total specialty	836,869	625,898	33.7%	15.8%	15.4%

Total net revenues	5,294,247	4,075,522	29.9%	100.0%	100.0%

Cost of sales and related occupancy costs	2,198,654	1,685,928		41.5%	41.4%
Store operating expenses	1,790,168	1,379,574		(a) 40.2%	(a) 40.0%
Other operating expenses	171,648	141,346		(b) 20.5%	(b) 22.6%
Depreciation and amortization expenses	280,024	237,807		5.3%	5.8%
General and administrative expenses	304,293	244,550		5.7%	6.0%

Subtotal operating expenses	4,744,787	3,689,205

Income from equity investees	60,657	38,396		1.1%	0.9%

Operating income	610,117	424,713	43.7%	11.5%	10.4%
Interest and other income, net	14,140	11,622		0.3%	0.3%

Earnings before income taxes	624,257	436,335	43.1%	11.8%	10.7%
Income taxes(c)	232,482	167,989		4.4%	4.1%

Net earnings	$391,775	$268,346	46.0%	7.4%	6.6%

Net earnings per common share - diluted	$0.95	$0.67

Weighted average shares outstanding - diluted	411,465	401,648

(a)	Calculated as a percentage of Company-operated retail revenues.

(b)	Calculated as a percentage of total specialty revenues.

(c)	The effective tax rates for the 53 weeks ended October 3, 2004, and the 52 weeks ended September 28, 2003, were 37.2 percent and 38.5 percent for the respective periods.

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STARBUCKS CORPORATION
CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	October 3,	September 28,
	2004	2003
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$299,128	$200,907
Short-term investments — Available-for-sale securities	329,082	128,905
Short-term investments — Trading securities	24,799	20,199
Accounts receivable, net of allowances of $2,231 and $4,809, respectively	131,015	114,448
Inventories	422,663	342,944
Prepaid expenses and other current assets	71,347	55,173
Deferred income taxes, net	81,240	61,453

Total current assets	1,359,274	924,029

Long-term investments – Available-for-sale securities	135,179	136,159
Equity and other investments	171,747	144,257
Property, plant and equipment, net	1,471,446	1,384,902
Other assets	85,561	52,113
Other intangible assets	26,800	24,942
Goodwill	68,950	63,344

TOTAL ASSETS	$3,318,957	$2,729,746

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$191,574	$168,984
Accrued compensation and related costs	208,927	152,608
Accrued occupancy costs	65,873	56,179
Accrued taxes	63,038	54,934
Other accrued expenses	122,245	101,800
Deferred revenue	121,377	73,476
Current portion of long-term debt	735	722

Total current liabilities	773,769	608,703

Deferred income taxes, net	46,683	33,217
Long-term debt	3,618	4,354
Other long-term liabilities	8,132	1,045

Shareholders’ equity:
Common stock and additional paid-in capital — Authorized, 600,000,000 shares; issued and outstanding, 397,405,844 and 393,692,536 shares, respectively, (includes 1,697,100 common stock units in both periods)	956,685	959,103
Other additional paid-in-capital	39,393	39,393
Retained earnings	1,461,458	1,069,683
Accumulated other comprehensive income	29,219	14,248

Total shareholders’ equity	2,486,755	2,082,427

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,318,957	$2,729,746

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STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited and in thousands)

	Fiscal year ended
	October 3,	September 28,
	2004	2003
	(53 weeks)	(52 weeks)
OPERATING ACTIVITIES:
Net earnings	$391,775	$268,346
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	304,820	259,271
Provision for impairments and asset disposals	13,568	7,784
Deferred income taxes, net	(3,073)	(5,932)
Equity in income of investees	(34,987)	(22,813)
Tax benefit from exercise of non-qualified stock options	63,405	36,590
Net amortization of premium on securities	11,603	5,996
Cash provided/(used) by changes in operating assets and liabilities:
Inventories	(77,662)	(64,768)
Prepaid expenses and other current assets	(16,621)	(12,861)
Accounts payable	20,175	24,990
Accrued compensation and related costs	54,929	42,132
Accrued occupancy costs	8,900	4,293
Deferred revenue	47,590	30,732
Other accrued expenses	15,027	9,471
Other operating assets and liabilities	(7,201)	(16,784)

Net cash provided by operating activities	792,248	566,447

INVESTING ACTIVITIES:
Purchase of available-for-sale securities	(566,645)	(323,331)
Maturity of available-for-sale securities	163,814	180,687
Sale of available-for-sale securities	190,748	88,889
Acquisitions, net of cash acquired	(7,515)	(69,928)
Net additions to equity, other investments and other assets	(63,146)	(47,259)
Distributions from equity investees	38,328	28,966
Net additions to property, plant and equipment	(386,176)	(357,282)

Net cash used by investing activities	(630,592)	(499,258)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	137,589	107,183
Principal payments on long-term debt	(722)	(710)
Repurchase of common stock	(203,413)	(75,710)

Net cash provided/(used) by financing activities	(66,546)	30,763
Effect of exchange rate changes on cash and cash equivalents	3,111	3,278

Net increase in cash and cash equivalents	98,221	101,230

CASH AND CASH EQUIVALENTS:
Beginning of period	200,907	99,677

End of the period	$299,128	$200,907

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$370	$265
Income taxes	$172,759	$140,107

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Store Data

The Company’s store data for the periods presented are as follows:

	Net stores opened during the
	fiscal year ended		Stores open as of
	October 3,	September 28,
	2004	2003	October 3,	September 28,
	(53 weeks)	(52 weeks)	2004	2003
United States:
Company-operated Stores	514	506	4,293	3,779
Licensed Stores	417	315	1,839	1,422

	931	821	6,132	5,201
International:
Company-operated Stores (1)	120	99	922	802
Licensed Stores (1)	293	281	1,515	1,222

	413	380	2,437	2,024

Total	1,344	1,201	8,569	7,225

(1)	International store data has been adjusted for the 100% acquisition of the Singapore operations by reclassifying historical information from Licensed Stores to Company-operated Stores.

Segment Results

Segment information is prepared on the same basis that the Company’s management internally reviews financial information for operational decision-making purposes.

United States

United States operations (“United States”) sell coffee and other beverages, whole bean coffees, complementary food, coffee brewing equipment and merchandise primarily through Company-operated retail stores. Specialty operations within the United States include retail store and other licensing operations, foodservice accounts and other initiatives related to the Company’s core businesses.

International

International operations (“International”) sell coffee and other beverages, whole bean coffees, complementary food, coffee brewing equipment and merchandise through Company-operated retail stores in Canada, the United Kingdom, Thailand, Australia and Singapore, as well as through retail store licensing operations and foodservice accounts in these and more than 20 other countries. International operations are in various early stages of development and have country-specific regulatory requirements that require a more extensive support organization relative to the current levels of revenue and operating income than the United States.

Unallocated Corporate

Unallocated corporate expenses pertain to certain functions, such as executive management, accounting, administration, tax, treasury, and information technology infrastructure, which are not specifically attributable to the Company’s operating segments and include related depreciation and amortization expenses.

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The tables below present, by operating segment, total net revenues, operating income and operating income as a percentage of related revenues, net of intersegment eliminations for the periods ended (in thousands):

		% of		% of		% of
		United		Inter-		Total
	United	States	Inter-	national	Unallocated	Net
14 Weeks Ended October 3, 2004	States	Revenue	national	Revenue	Corporate	Revenues	Consolidated
Net revenues:
Company-operated retail	$1,030,195	84.1%	$188,152	82.2%	$—	—%	$1,218,347
Specialty:
Licensing	129,351	10.6	35,410	15.5	—	—	164,761
Foodservice and other	64,945	5.3	5,244	2.3	—	—	70,189

Total specialty	194,296	15.9	40,654	17.8	—	—	234,950

Total net revenues	1,224,491	100.0	228,806	100.0	—	—	1,453,297

Cost of sales and related occupancy costs	500,161	40.8	115,959	50.7	—	—	616,120
Store operating expenses	440,041	42.7 (1)	70,301	37.4 (1)	—	—	510,342
Other operating expenses	35,442	18.2 (2)	7,447	18.3 (2)	—	—	42,889
Depreciation and amortization expenses	51,711	4.2	12,043	5.3	7,891	0.6	71,645
General and administrative expenses	24,960	2.0	11,692	5.1	43,885	3.0	80,537

Income from equity investees	15,806	1.3	8,699	3.8	—	—	24,505

Operating income/(loss)	$187,982	15.4%	$20,063	8.8%	$(51,776)	(3.6)%	$156,269

		% of		% of		% of
		United		Inter-		Total
	United	States	Inter-	national	Unallocated	Net
13 Weeks Ended September 28, 2003	States	Revenue	national	Revenue	Corporate	Revenues	Consolidated
Net revenues:
Company-operated retail	$779,404	84.9%	$133,663	82.0%	$—	—%	$913,067
Specialty:
Licensing	87,269	9.5	26,701	16.4	—	—	113,970
Foodservice and other	51,417	5.6	2,560	1.6	—	—	53,977

Total specialty	138,686	15.1	29,261	18.0	—	—	167,947

Total net revenues	918,090	100.0	162,924	100.0	—	—	1,081,014

Cost of sales and related occupancy costs	366,045	39.9	82,915	50.9	—	—	448,960
Store operating expenses	321,313	41.2 (1)	49,571	37.1 (1)	—	—	370,884
Other operating expenses	35,380	25.5 (2)	2,181	7.5 (2)	—	—	37,561
Depreciation and amortization expenses	43,836	4.8	10,398	6.4	8,463	0.8	62,697
General and administrative expenses	11,653	1.3	11,026	6.8	43,268	4.0	65,947

Income from equity investees	12,591	1.4	4,810	3.0	—	—	17,401

Operating income/(loss)	$152,454	16.6%	$11,643	7.1%	$(51,731)	(4.8)%	$112,366

(1)	Shown as a percentage of related Company-operated retail revenues.

(2)	Shown as a percentage of related total specialty revenues.

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The tables below present, by operating segment, total net revenues, operating income and operating income as a percentage of related revenues, net of intersegment eliminations for the periods ended (in thousands):

		% of		% of		% of
		United		Inter-		Total
	United	States	Inter-	national	Unallocated	Net
53 Weeks Ended October 3, 2004	States	Revenue	national	Revenue	Corporate	Revenues	Consolidated
Net revenues:
Company-operated retail	$3,800,367	84.6%	$657,011	81.8%	$—	—%	$4,457,378
Specialty:
Licensing	436,981	9.7	128,817	16.0	—	—	565,798
Foodservice and other	253,502	5.7	17,569	2.2	—	—	271,071

Total specialty	690,483	15.4	146,386	18.2	—	—	836,869

Total net revenues	4,490,850	100.0	803,397	100.0	—	—	5,294,247

Cost of sales and related occupancy costs	1,789,502	39.8	409,152	50.9	—	—	2,198,654
Store operating expenses	1,546,871	40.7 (1)	243,297	37.0 (1)	—	—	1,790,168
Other operating expenses	144,853	21.0 (2)	26,795	18.3 (2)	—	—	171,648
Depreciation and amortization expenses	201,703	4.5	45,783	5.7	32,538	0.6	280,024
General and administrative expenses	80,221	1.8	48,206	6.0	175,866	3.3	304,293

Income from equity investees	37,453	0.8	23,204	2.9	—	—	60,657

Operating income/(loss)	$765,153	17.0%	$53,368	6.6%	$(208,404)	(3.9)%	$610,117

		% of		% of		% of
		United		Inter-		Total
	United	States	Inter-	national	Unallocated	Net
52 Weeks Ended September 28, 2003	States	Revenue	national	Revenue	Corporate	Revenues	Consolidated
Net revenues:
Company-operated retail	$2,965,618	85.4%	$484,006	80.3%	$—	—%	$3,449,624
Specialty:
Licensing	301,175	8.7	108,376	18.0	—	—	409,551
Foodservice and other	205,659	5.9	10,688	1.7	—	—	216,347

Total specialty	506,834	14.6	119,064	19.7	—	—	625,898

Total net revenues	3,472,452	100.0	603,070	100.0	—	—	4,075,522

Cost of sales and related occupancy costs	1,363,267	39.3	322,661	53.5	—	—	1,685,928
Store operating expenses	1,199,020	40.4 (1)	180,554	37.3 (1)	—	—	1,379,574
Other operating expenses	119,960	23.7 (2)	21,386	18.0 (2)	—	—	141,346
Depreciation and amortization expenses	167,138	4.8	38,563	6.4	32,106	0.8	237,807
General and administrative expenses	45,007	1.3	44,352	7.4	155,191	3.8	244,550

Income from equity investees	28,484	0.8	9,912	1.6	—	—	38,396

Operating income/(loss)	$606,544	17.5%	$5,466	0.9%	$(187,297)	(4.6)%	$424,713

(1)	Shown as a percentage of related Company-operated retail revenues.

(2)	Shown as a percentage of related total specialty revenues.

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United States

United States total net revenues increased by $306 million, or 33 percent, to $1.2 billion for the 14 weeks ended October 3, 2004, compared to $918 million for the corresponding 13-week period of fiscal 2003. Excluding the impact of the extra week in 2004, United States total net revenues increased 24 percent to $1.1 billion. Company-operated retail revenues increased $251 million, or 32 percent, to $1.0 billion for the 14 weeks ended October 3, 2004, compared to $779 million for the corresponding period of fiscal 2003, primarily due to the opening of 514 new Company-operated retail stores in the last 12 months and comparable store sales growth of nine percent. The increase in comparable store sales was due to an eight percent increase in the number of customer transactions and a one percent increase in the average dollar value per transaction. Comparable store sales percentages were calculated excluding the sixth week of fiscal September 2004.

Total United States specialty revenues increased $56 million, or 40 percent, to $194 million for the 14 weeks ended October 3, 2004, compared to $139 million in the corresponding period of fiscal 2003. Licensing revenues increased $42 million, or 48 percent, to $129 million from $87 million in fiscal 2003. This increase was primarily due to volume driven growth in the licensed grocery and warehouse club business as a result of expanded agreements with Kraft including the addition of six new Starbucks coffees, along with a selection of Tazo teas. In addition, product sales and royalty revenues increased as a result of opening 417 new licensed retail stores in the last 12 months. Foodservice and other revenues increased $14 million, or 26 percent, to $65 million from $51 million in fiscal 2003, due to growth in new and existing foodservice accounts.

United States operating income increased 23 percent to $188 million for the 14 weeks ended October 3, 2004, from $152 million for the corresponding period of fiscal 2003. Operating margin decreased to 15.4 percent of related revenues from 16.6 percent in the corresponding period of fiscal 2003. This was primarily due to higher payroll-related expenditures to support the Company’s planned acceleration of retail store growth, as well as higher dairy and green coffee commodity costs, partially offset by leverage gained on fixed costs distributed over an expanded revenue base.

International

International total net revenues increased by $66 million, or 40 percent, to $229 million for the 14 weeks ended October 3, 2004, compared to $163 million for the corresponding period of fiscal 2003. Excluding the impact of the extra week in 2004, international total net revenues increased 31 percent to $213 million. Company-operated retail revenues increased by $54 million, or 41 percent, to $188 million for the 14 weeks ended October 3, 2004, compared to $134 million for the corresponding period of fiscal 2003. The increase was primarily due to the opening of 120 new Company-operated retail stores in the last 12 months, the weakening of the United States dollar against both the British pound sterling and Canadian dollar and comparable store sales growth of five percent. The increase in comparable store sales resulted from a four

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percent increase in the number of customer transactions and a one percent increase in the average value per transaction.

Total international specialty revenues increased $11 million, or 39 percent, to $41 million for the 14 weeks ended October 3, 2004, compared to $29 million in the corresponding period of fiscal 2003. The increase was primarily due to higher product sales and royalty revenues from opening 293 new licensed retail stores in the last 12 months.

International operating income increased to $20 million for the 14 weeks ended October 3, 2004, compared to $12 million in the corresponding period of fiscal 2003. Operating margin increased to 8.8 percent of related revenues from 7.1 percent in the corresponding period of fiscal 2003, primarily due to leverage gained on fixed costs distributed over an expanded revenue base. Excluding Canadian operations, operating income increased to $10 million for the 14 weeks ended October 3, 2004, from $5 million in the corresponding period of fiscal 2003.

Starbucks will be holding a conference call today at 1:30 p.m. Pacific time, which will be hosted by Howard Schultz, chairman and chief global strategist, Orin Smith, president and chief executive officer, Jim Donald, ceo designate and Michael Casey, executive vice president and chief financial officer. The call will be broadcast live over the Internet and can be accessed at the Company’s web site address of http://www.starbucks.com/aboutus/investor.asp. A replay of the call will be available via telephone through 4:30 p.m. Pacific time on Wednesday, November 17, 2004, by calling 1-800-642-1687, reservation number 1462780, or via the Investor Relations page on Starbucks.com through approximately 4:30 p.m. Pacific time on Thursday, December 9, 2004, at the following URL: http://www.starbucks.com/aboutus/investor.asp.

Starbucks Corporation is the leading retailer, roaster and brand of specialty coffee in the world, with more than 8,500 retail locations in North America, Latin America, Europe, the Middle East and the Pacific Rim. The Company is committed to offering the highest quality coffee and the Starbucks Experience while conducting its business in ways that produce social, environmental and economic benefits for communities in which it does business. In addition to its retail operations, the Company produces and sells bottled Frappuccino® coffee drinks, Starbucks DoubleShot® coffee drink, and a line of superpremium ice creams through its joint venture partnerships. The Company’s brand portfolio provides a wide variety of consumer products. Tazo Tea’s line of innovative superpremium teas and Hear Music’s exceptional compact discs enhance the Starbucks Experience through best-of-class products. The Seattle’s Best Coffee® and Torrefazione Italia® Coffee brands enable Starbucks to appeal to a broader consumer base by offering an alternative variety of coffee flavor profiles.

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This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, including anticipated store openings, comparable store sales expectations, trends in or expectations regarding the Company’s revenue and expense growth, capital expenditures, effective tax rate, net earnings and earnings per share results, are all based on currently available operating, financial, and competitive information and are subject to various risks and uncertainties. Actual future results and trends may differ materially depending on a variety of factors including but not limited to, coffee, dairy and other raw material prices and availability, successful execution of internal performance and expansion plans, fluctuations in U.S. and international economies and currencies, ramifications from the war on terrorism, or other international events or developments, the impact of initiatives by competitors, the effect of legal proceedings, and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Certain Additional Risks and Uncertainties” section of Starbucks Annual Report on Form 10-K for the fiscal year ended September 28, 2003.

© 2004 Starbucks Coffee Company. All rights reserved.

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